EXHIBIT 99

[ON logo appears here]

Everett Tackett, APR	Rudy Garcia
Director Public Relations	Director Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	rudy.garcia@onsemi.com

ON Semiconductor Files Shelf Registration Statement for Common Stock

PHOENIX, Ariz. – April 24, 2002 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has filed a shelf registration statement with the Securities and Exchange Commission covering the offer from time to time of up to 40 million shares of common stock. The timing and amount of any offering will depend on market and general business conditions. Unless otherwise described in connection with a particular offering, proceeds from the sale of the shares will be used for general corporate purposes, which may include the repayment of indebtedness.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold and offers to buy may not be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements

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in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These factors are described in our Form 10-K for the year ended December 31, 2001 under the caption “Trends, Risk and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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